DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), September 30, 1995 AND DECEMBER 31, 1994

                               September 30,       December 31
                                 1995                1994
ASSETS

CASH AND CASH EQUIVALENTS      $ 712,547         $  407,250
PROPERTY                       4,852,695          5,131,402
OTHER ASSETS                      53,950             26,960

TOTAL                         $5,619,192         $5,565,612

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $412,607           $372,270

PARTNERS' EQUITY:
General Partners                 (41,219)           (41,352)
Limited Partners               5,247,804          5,234,694
     Total partners' equity    5,206,585          5,193,342

TOTAL                         $5,619,192         $5,565,612

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED September 30, 1995 AND 1994

                              September 30,       September 30,
                                  1995               1994
REVENUES:
Rental Income                   $643,148           $631,594
Interest                           4,552              3,294
     Total revenue               647,700            634,888

EXPENSES:
Operating Expenses               303,960            280,920
General and administrative        47,881             48,762
     Total expenses              351,841            329,682

NET INCOME                      $295,859           $305,206

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $292,900           $302,154
    General partners               2,959              3,052
TOTAL                           $295,859           $305,206
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $12.33             $12.72

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED September 30, 1995 AND 1994

                               September 30,     September 30,
                                   1995               1994

REVENUES:
Rental Income                   $1,871,663         $1,801,113
Interest                            10,448              5,313
  Total Revenues                  1,882,111         1,806,426

EXPENSES:
Operating Expenses                  891,216           832,544
General and Administrative          167,892           166,627
  Total Expenses                  1,059,108           999,171

NET INCOME                       $  823,003         $  807,255

AGGREGATE NET INCOME ALLOCATED TO:
  Limited partners               $  814,773         $  799,182
  General partners                    8,230              8,073

TOTAL                            $  823,003         $  807,255

NET INCOME PER LIMTED PARTNERSHIP
UNIT                                 $34.30            $33.65

LIMITED PARTNERSHIP UNITS USED IN
PER UNIT CALCULATION                  23,753            23,753

See accompanying notes to financial statements (unaudited)



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED September 30, 1995 AND 1994

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1993     ($38,367)    $5,530,231   $5,491,864

NET INCOME                         8,073        799,182      807,255
DISTRIBUTIONS                     (7,498)      (742,281)    (749,779)

"EQUITY AT SEPTEMBER 30, 1994   ($37,792)     $5,587,132   $5,549,340

"EQUITY AT DECEMBER 31, 1994    ($41,352)     $5,234,694   $5,193,342

NET INCOME                         8,230         814,773      823,003
DISTRIBUTIONS                     (8,097)       (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1995    ($41,219)     $5,247,804   $5,206,585

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                    September 30,      September 30,
                                        1995               1994

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 823,003        $ 807,255
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        311,094          311,094
  Changes in assets and liabilities:
     Decrease(Increase) in other assets  (26,990)         (28,702)
     Increase in liabilities              40,337           57,893
Net cash provided by operating
  activities                           1,147,444        1,147,540

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment     (32,387)         (27,159)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (809,760)         (749,779)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        305,297           370,602

CASH AND CASH EQUIVALENTS:
At beginning of period                   407,250           293,874
At end of period                       $ 712,547         $ 667,476

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units.
The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1995, and for the periods ended September 30, 1995 and 1994, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at September 30, 1995, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,352,509
        Furniture and Equipment               36,612
        Total                             10,148,121
        Less: Accumulated Depreciation   ( 5,295,426)
        Property - Net                   $ 4,852,695

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.